EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 (No. 333-155029) dated November 4, 2008 of Man Shing Agricultural Holdings, Inc. of our report dated September 4, 2012 related to the consolidated financial statements of the Company as of June 30, 2012 and 2011 and for the years then ended, which appear in the Company’s Annual Report on Form 10-K for the year ended June 30, 2012. In addition, we consent to the references to is under the heading “Experts” in the Registration Statement.

/s/ Moore Stephens, Hong Kong

Moore Stephens, Hong Kong

September 4, 2012